Exhibit 99.1

       Bestway, Inc. Reports Improved Performance for 2003 Fourth Quarter
                              and Year End Results

                         Same Store Revenues Up 11.7%

    DALLAS, Oct. 20 /PRNewswire-FirstCall/ -- Bestway, Inc. (Nasdaq: BSTW), today announced improved financial results for its fourth quarter and full year ended July 31, 2003.

    The Company had total revenues for the quarter ended July 31, 2003 of $9,125,742 compared to $8,166,022 for the comparable period in 2002. Same store revenues (revenues in stores operated for the entirety of both periods) during the fourth quarter of 2003 increased 11.7% above the comparable quarter of 2002. Net income and diluted earnings per share for the fourth quarter were $94,553 or $.05 per share, respectively, compared to net loss of $777,981 or $.48 per share a year ago. Proforma net loss for the fourth quarter of 2002 was decreased to $714,894 or $.44 per share to reflect the required adoption of Statement of Financial Accounting Standards No. 142, under which the Company discontinued amortization of goodwill.

    Revenue for the full year ended July 31, 2003 increased 5.9% to $35,506,828 compared to $33,533,928 the prior year. This revenue growth was accomplished in spite of having fourteen more stores for much of the prior year. Same store revenue increased 12.0% compared to the preceding year. Net income and diluted earnings per share for the full year were $47,588 or $.03 per share, respectively, compared to net loss of $742,079 or $.45 per share a year ago. Proforma net loss for the full year ended 2002 was decreased to $489,730 or $.30 per share to reflect the required adoption of Statement of Financial Accounting Standards No. 142, under which the Company discontinued amortization of goodwill.

    "The fact that we achieved double digit growth in same store revenue four consecutive quarters in fiscal year 2003 is a testament to both our operating philosophy and the dedication of all our associates," said David A. Kraemer, President and Chief Executive Officer. "We are excited to have achieved profitability in 2003 and look forward to continued progress in the coming year."

    Bestway, Inc. owns and operates a total of sixty-nine rent-to-own stores located in the southeastern United States. These stores generally offer high quality brand name merchandise such as home entertainment equipment, appliances, furniture and computers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period.


    This press release and the guidance above contain various "forward-looking statements" that involve risks and uncertainties. Forward-looking statements represent the Company's expectations or beliefs concerning future events. Any forward-looking statements made by or on behalf of the Company are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, (i) the ability of the Company to open or acquire additional rental-purchase stores on favorable terms, (ii) the ability of the Company to improve the performance of such acquired stores and to integrate such opened or acquired stores into the Company's operations, (iii) the impact of state and federal laws regulating or otherwise affecting rental-purchase transactions, (iv) the impact of general economic conditions in the United States and (v) the impact of terrorist activity, threats of terrorist activity and responses thereto on the economy in general and the rental-purchase industry in particular. Undo reliance should not be placed on any forward-looking statements made by or on behalf of the Company as such statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, the occurrence of future events or otherwise.



     BESTWAY, INC.
     SELECTED BALANCE SHEET DATA (Unaudited)

                                                  July 31,          July 31,
                                                    2003              2002

    Cash and cash equivalents                     $305,869          $506,175
    Prepaid expenses and other assets              234,908           364,957
    Rental merchandise, net                     13,858,064        13,440,857
    Property and equipment, net                  2,732,798         3,666,949
    Total assets                                20,002,168        21,304,413

    Accounts payable                               751,328           671,365
    Debt                                         9,451,299        10,967,192
    Total liabilities                           11,683,375        13,180,698
    Stockholders' Equity                         8,318,793         8,123,715


     BESTWAY, INC.
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

                               Three Months Ended      Twelve Months Ended
                                    July 31,                 July 31,
                                2003        2002        2003         2002
    Revenues:
       Rental income         $8,976,796  $7,931,991  $34,338,236  $32,664,020
       Sales of merchandise     148,946     234,031    1,168,592      869,908
                              9,125,742   8,166,022   35,506,828   33,533,928

    Cost and operating
     expenses:
       Depreciation and
        amortization:
         Rental merchandise   1,775,910   1,617,706    6,868,366    6,671,484
         Other                  353,341     462,335    1,480,329    1,831,646
       Cost of merchandise
        sold                    138,380     231,028    1,257,532      814,433
       Salaries and wages     2,744,668   2,728,608   10,433,146    9,857,770
       Advertising              370,239     128,779    1,649,104    1,130,535
       Occupancy                595,167     597,315    2,383,807    2,536,071
       Other operating
        expenses              2,829,907   3,345,412   10,679,849   10,788,044
       Interest expense         175,269     168,916      694,185      794,433
       (Gain) loss on sale
        of property and
        equipment                (2,741)     40,545       (9,827)      24,402
       (Gain) loss on sale
        of assets                     0     (15,673)           0       50,122
                              8,980,140   9,304,971   35,436,491   34,498,940

    Income (loss) before
     income taxes               145,602  (1,138,949)      70,337     (965,012)
       Income tax expense
        (benefit)                51,049    (360,968)      22,749     (222,933)

    Net income (loss)           $94,553   $(777,981)     $47,588    $(742,079)

    Basic earnings (loss)
     per share                    $0.06      $(0.48)       $0.03       $(0.45)

    Diluted earnings (loss)
     per share                    $0.05      $(0.48)       $0.03       $(0.45)

    Weighted average common
       shares outstanding     1,677,972   1,630,205    1,669,955    1,648,322

    Diluted weighted average
     common shares
     outstanding              1,828,226   1,630,205    1,774,409    1,648,322



SOURCE  Bestway, Inc.
    -0-                             10/20/2003
    /CONTACT: Beth A. Durrett, Chief Financial Officer, bdurrett@bestwayrto.com , or David A. Kraemer, President and Chief Executive Officer, both of Bestway, Inc., +1-214-630-6655/
    (BSTW)